Exhibit 10.1

Targa Resources Corp. 2016 Annual Incentive Compensation Plan Description

On January 19, 2016, the Compensation Committee (the “Committee”) of the Board of Directors of Targa Resources Corp. (the “Company”), the indirect parent of the general partner of Targa Resources Partners LP (the “Partnership”), approved the Company’s 2016 Annual Incentive Compensation Plan (the “Bonus Plan”). The Bonus Plan is a discretionary annual cash bonus plan available to all of the Company’s employees, including its executive officers, who also serve as officers of the Partnership’s general partner. The purpose of the Bonus Plan is to reward employees for contributions toward the Company’s business priorities (including business priorities with respect to the Partnership) approved by the Committee and to aid the Company in retaining and motivating employees. Under the Bonus Plan, the level of funding of the discretionary cash bonus pool based on the Company’s achievement of certain business priorities, including strategic, financial and operational objectives.

The Committee has established the following eight key business priorities for 2016:

•	execute on all business dimensions, including the 2016 business plan and dividend guidance,

•	continue priority emphasis and strong performance relative to a safe workplace,

•	reinforce business philosophy and mindset that promotes compliance in all aspects of our business including environmental and regulatory compliance,

•	continue to attract and retain the operational and professional talent needed in our businesses,

•	continue to control all costs—operating, capital and general and administrative—consistent with existing business environment,

•	execute on major capital and development projects—finalizing negotiations, completing projects on time and on budget, and optimizing economics and capital funding,

•	pursue selected growth opportunities including gathering and processing build outs, fee-based capex projects, and potential purchases of strategic assets, and

•	pursue commercial and financial approaches to achieve maximum value and manage risks, including contract, credit, inventory, interest rate and commodity price exposures.

The Committee has targeted a total cash bonus pool for achievement of the business priorities based on the sum of individual employee market-based target bonus opportunities, which range from approximately 6% to 100% of each employee’s eligible earnings. Generally, eligible earnings are an employee’s base salary and overtime pay. Near or following the end of the year, the Chief Executive Officer (“CEO”) recommends to the Committee the total amount of cash to be allocated to the bonus pool based upon overall performance of the Company relative to the established objectives, generally ranging from 0 to 2x the aggregate target bonus opportunities for all employees in the pool. Upon receipt of the CEO’s recommendation, the Committee, in its sole discretion, determines the total amount of cash to be allocated to the bonus pool. The Committee has discretion to adjust the cash bonus pool attributable to the business priorities based on accomplishment of the applicable objectives as determined by the Committee and the CEO. Additionally, the Committee, in its sole discretion, determines the amount of the cash bonus awards to each of the Company’s executive officers, including the CEO. The executive officers determine the amount of the cash bonus pool to be allocated to the Company’s departments, groups and employees (other than the executive officers of the Company) based on performance and upon the recommendation of supervisors, managers and line officers.